EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Reports Improved Financial Results
From Continuing Operations in First Quarter of Fiscal 2011
- - -
Operating income from continuing operations increased by $2.4 million to $0.1 million

New York, New York – December 14, 2010 —Frederick’s of Hollywood Group Inc. (NYSE Amex: FOH) (“Company”) today announced financial results for its fiscal 2011 first quarter ended October 30, 2010.

Thomas Lynch, the Company’s Chairman and Chief Executive Officer, stated, “Our financial results from continuing operations for the first quarter of fiscal 2011 reflect the significant progress we have made in improving the performance of our continuing retail business. This includes our improved gross margins as well as operating income of $127,000 as compared to an operating loss of $2.3 million for the first quarter of fiscal 2010.  Shareholders’ equity also dramatically increased to $10.3 million at October 30, 2010 from $2.0 million at October 24, 2009.  While we are still facing many challenges associated with the macroeconomic environment, we believe the actions we have taken to transform the Frederick’s of Hollywood brand into a sexy lifestyle brand have placed us on a path towards profitability.

Fiscal 2011 First Quarter Compared to Fiscal 2010 First Quarter:
•	Net loss from continuing operations decreased to $297,000 from $2.6 million.
•
Adjusted EBITDA from continuing operations was $1.0 million compared to a loss of $1.0 million.  A reconciliation of GAAP results to Adjusted EBITDA from continuing operations, a non-GAAP measurement, is provided in the accompanying table.

•	Net sales decreased 8.0% to $28.6 million from $31.1 million.
o	Total store sales decreased 9.6% while comparable store sales decreased 7.0%.
o	Direct sales (catalog and website operations) decreased 5.0%.
•	Gross margin, as a percentage of net sales, increased to 40.0% from 35.2%.
•	Selling, general and administrative expenses decreased by 14.1% to $11.3 million, or 39.6% of sales, from $13.2 million or 42.5% of sales.
•	Net loss applicable to common shareholders was $1.2 million or $(0.03) per diluted share, compared to a net loss of $4.5 million or $(0.17) per diluted share.
o
Net loss from discontinued operations, net of tax, decreased to $0.9 million from $1.7 million, which was primarily due to a gain on the sale of the wholesale division of approximately $1.1 million for the three months ended October 30, 2010.

Mr. Lynch continued, “The first quarter of 2011 reflects an increase in gross margin, which is attributable to a decrease in promotional activity, additional vendor allowances and reduced buying costs.  Selling, general and administrative expenses were positively impacted by planned strategic reductions in headcount and changes in catalog distribution.  Specifically, we are utilizing more effective and less expensive alternatives to full-sized catalogs, including targeted emails, postcards and smaller-sized, more personalized books.”

“Looking ahead, our licensing business is making progress, with initial licensed products currently available on our website and in select stores, and a more extensive roll out to additional stores during Summer 2011.  During the first quarter of fiscal 2011, we entered into an exclusive multi-year license agreement with Lady Sandra Home Fashions Inc. to develop, manufacture and distribute Frederick’s of Hollywood branded beach towels, bedding and bath items throughout the U.S. and Canada.  We believe this new license agreement complements our other licensed product offerings, which include swimwear, sexy Halloween costumes, jewelry and accessories.  We are continuing to seek both domestic and international licensing partners capable of providing high quality products and a strong distribution network,” concluded Mr. Lynch.

Non-GAAP Financial Measures
For purposes of evaluating our continuing operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement, which is computed as the net loss from continuing operations appearing on the statement of operations plus depreciation and amortization, interest, income tax expense and non-cash stock compensation expense.  Adjusted EBITDA from continuing operations is used by management to evaluate the operating performance of the Company’s business for comparable periods.  Adjusted EBITDA from continuing operations should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA from continuing operations is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA from continuing operations excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

	Three Months Ended
	October 30, 2010	October 24, 2009
Net loss from continuing operations	$(297)	$(2,629)
Depreciation and amortization	842	1,084
Interest	399	361
Income tax expense	25	16
Stock compensation expense	77	191
Adjusted EBITDA from continuing operations	$1,046	$(977)

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s intimate apparel, swimwear and related products under its proprietary Frederick’s of Hollywood® brand through 126 specialty retail stores, a world-famous catalog and an online shop at http://www.fredericks.com/.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood, the Hollywood Exxtreme Cleavage® bra and Hollywood Sizzle Pool Party Swim™, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Investor Contacts:
Todd Fromer / Garth Russell
KCSA Strategic Communications
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	October 30,	July 31,
	2010	2010
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$491	$536
Restricted cash	2,302	4,660
Accounts receivable	1,862	1,254
Merchandise inventories	11,195	10,951
Prepaid expenses and other current assets	3,435	2,298
Deferred income tax assets	681	875
Current assets of discontinued operations	2,844	4,185
Total current assets	22,810	24,759

PROPERTY AND EQUIPMENT, Net	12,751	13,861
INTANGIBLE AND OTHER ASSETS	19,353	19,392
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS	-	960
TOTAL ASSETS	$54,914	$58,972

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility	$3,000	$3,269
Accounts payable and other accrued expenses	17,540	20,198
Deferred revenue from gift cards	1,778	1,781
Current liabilities of discontinued operations	2,327	2,041
Total current liabilities	24,645	27,289

DEFERRED RENT AND TENANT ALLOWANCES	4,926	4,926
TERM LOAN	7,112	7,002
OTHER	57	70
DEFERRED INCOME TAX LIABILITIES	7,917	8,377
TOTAL LIABILITIES	44,657	47,664
SHAREHOLDERS’ EQUITY	10,257	11,308
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$54,914	$58,972

FREDERICK’S OF HOLLYWOOD GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	October 30,	October 24,
	2010	2009

Net sales	$28,617	$31,114
Cost of goods sold, buying and occupancy	17,148	20,156
Gross profit	11,469	10,958
Selling, general and administrative expenses	11,342	13,210
Operating income (loss)	127	(2,252)
Interest expense, net	399	361
Loss from continuing operations before income tax provision	(272)	(2,613)
Income tax provision	25	16
Net loss from continuing operations	(297)	(2,629)
Net loss from discontinued operations	(933)	(1,707)
Net loss	(1,230)	(4,336)
Less: Preferred stock dividends	-	119
Net loss applicable to common shareholders	$(1,230)	$(4,455)

Basic and diluted net loss per share from continuing operations	$(.01)	$(.10)
Basic and diluted net loss per share from discontinued operations	(.02)	(.07)
Total basic and diluted net loss per share applicable to common shareholders	$(.03)	$(.17)

Weighted average shares outstanding – basic and diluted	38,349	26,407